COMPLIANCE CONSULTING AGREEMENT

As amended _____________, 2022

This Agreement together with attached Schedules, effective as of _____ , 2022, by and between Compliance Solutions Associates LLC, a limited liability company organized under the laws of the State of New York, with its principal office located at 126 Indian Hill Road, Bedford, New York 10506 ("CSA") and Uncommon Investment Funds Trust, a statutory business trust organized under the laws of the State of Delaware, located at 75 Virginia Road, North White Plains, NY 10603 ("FUND ") (“Agreement”).

WHEREAS, FUND is an investment company registered under the Investment Company Act of 1940, as amended, consisting of two constituent series; and

WHEREAS, FUND may from time to time add or remove series;

WHEREAS, CSA offers consulting services on a number of compliance matters; and

WHEREAS, FUND desires to engage CSA, and CSA agrees, to render to FUND certain regulatory and compliance consulting services, as described more fully in this Agreement.

NOW THEREFORE, the parties to this Agreement agree to the following:

1.	Engagement; Scope and Limitations
a.	FUND engages CSA to provide the services set forth in Schedule A hereto, as they may from time to time be amended, on the terms and conditions set forth in this Agreement (“Services”). CSA agrees to provide the Services. There is no guarantee that work performed by CSA or its representatives will be favorably viewed by any regulatory agency.
b.	While certain of CSA’s personnel are licensed attorneys, certified public accountants, and/or other licensed professionals FUND understands that CSA does not provide legal or accounting advice or services normally provided by FUND’s counsel, independent public accountants or other licensed professional.
i.	If contracts are provided by CSA, they will be form-of only and the provision of such contracts does not constitute and should not be deemed to be legal advice.
ii.	Though CSA's work may involve analysis of accounting and financial records, this engagement is not an audit of FUND in accordance with generally accepted auditing standards. Nor do any of the Services consist of a review of the internal controls of
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FUND in accordance with AICPA Statement on Auditing Standards No. 70, or any other authoritative literature.

c.	FUND acknowledges and agrees that from time to time legal or accounting advice or opinions may be necessary or advisable in rendering Services, and CSA may consult with counsel or independent accountants to the FUND, at FUND’s expense, or with CSA’s counsel. CSA shall have no liability for anything done or omitted to be done by it in good faith on the advice or opinion of such counsel or independent public accountants.
d.	Representatives of CSA shall render all Services. The parties acknowledge that no one firm has the requisite expertise in all practice areas and, from time to time, circumstances may arise that require specialized expertise. CSA may retain, or recommend that FUND retain, other consultants, at FUND’s expense, to assist CSA in providing the Services. Prior to retaining an outside consultant, CSA will confer with FUND on reasons for and benefits of the services of the outside consultant, and obtain FUND’s written approval, which may be via email.
e.	Notwithstanding any other provision contained in this Agreement, CSA shall have no duty to :
i.	Take any action, or omit to take any action, which in CSA’s reasonable judgment is, or may be, in violation or contravention of any law, rule, regulations, best practices or market convention.
ii.	Take any action, or fail to take any action which, in CSA’s reasonable judgment, may expose CSA to liability or loss.
iii.	Perform any services, which in CSA’s reasonable judgment, may be deemed to be the practice of law, accountancy or other profession requiring licensing.

2.	Compensation
a.	In consideration for the Services, FUND agrees to pay the fees set forth in Schedule B.
b.	The parties understand and acknowledge that CSA’s compensation is based upon:
i.	Committing a fixed number of personnel for a fixed amount of time per week or per month, and that the nature and scope of the Services may change over time as a result of changes in market and economic conditions; the nature and size of FUND’s business operations; changes in investment strategies and mandates; and regulatory changes and actions; and other factors both foreseen and unforeseen.
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ii.	Receiving FUND’s full cooperation in, among other things, providing access to personnel, data and information, prompt responses to inquiries from CSA and other reasonable requests.
iii.	In the event that CSA’s committed time and personnel increases by twenty five percent (25%) or more, CSA shall have the right to adjust its compensation to compensate it for the increased Services at its then current billing rates. CSA shall provide not less than sixty (60) days notice of its intention to increase compensation.
c.	Should FUND request that CSA provide services in addition to the Services, FUND shall be billed for additional services at CSA's then-current hourly rates as they may be from time to time amended. CSA shall provide no less than sixty (60) days written notice of any changes to its billing rates.
d.	Unless otherwise specified in Schedule B, CSA shall invoice FUND monthly in advance for Services rendered and in arrears for additional services rendered, such invoices shall be payable upon receipt. All invoices submitted to FUND shall include the amount due and a brief description of the services rendered.
e.	CSA will be reimbursed by FUND for all reasonable out-of pocket and travel expenses incurred by CSA in connection with the Services. An invoice containing the actual out-of pocket and/or travel costs will be submitted to FUND as incurred, and will be payable upon receipt. Any individual expense exceeding two thousand dollars ($2,000.00) and expenses in excess of fifteen thousand dollars ($15,000.00) in the aggregate in any calendar month shall be approved in advance by FUND, which may be by email.
f.	In the event that FUND is the subject of a regulatory examination, inspection or investigation and FUND desires CSA’s assistance or CSA is requested, pursuant to subpoena or other legal process to provide testimony or produce its documents relating to this engagement in judicial or administrative proceedings to which CSA is not a party, CSA shall promptly notify FUND and, in all such instances, shall be reimbursed by FUND at its then billing rates for CSA's professional time and expenses (including reasonable attorneys fees and expenses incurred responding to such request), except to the extent that it is determined by a tribunal of competent jurisdiction that the claim arises from the gross negligence, willful or intentional misconduct or fraudulent behavior of CSA.
g.	Items requiring prior written approval may be authorized and approved by any one of the persons listed in Schedule C.
h.	Invoices outstanding more than thirty (30) days shall bear interest at the unsecured borrowing rate which is the average of the New York commercial banks while delinquent.
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3.	Independent Contractor
a.	CSA shall act as an independent contractor and not as an agent of FUND and CSA shall make no representation that it is an agent of FUND. CSA shall have no authority to bind FUND or to incur other obligations on behalf of FUND, except as otherwise provided in this Agreement.
b.	Software, business processes, or other materials developed by CSA or with CSA under this Agreement shall be the sole property of CSA and CSA grants FUND a perpetual license in such materials, and may be, at CSA's sole discretion, used with other clients of CSA.

4.	Proprietary Information
a.	All proprietary and confidential information of FUND and CSA is referred to as "Confidential Information."
i.	CSA will treat FUND Confidential Information as confidential or proprietary in nature. CSA will not use Confidential Information except as set forth herein, and will use reasonable efforts not to disclose Confidential Information to any third party.
ii.	FUND will treat all CSA Confidential Information as confidential or proprietary in nature, will not use CSA Confidential Information except as such information may be used in FUND's business as FUND and/or investment adviser to a client, and will use reasonable efforts not to disclose such Confidential Information to any third party (except as expressly permitted by this Agreement).
b.	Without limiting the foregoing, each of the parties will use at least the same degree of care that it uses to prevent the disclosure of its own Confidential Information, but not less than reasonable care, to prevent the disclosure of the other party’s Confidential Information provided that, CSA will exercise the same degree of care that a registered FUND would with respect to an FUND’s Confidential Information (including maintaining the confidentiality of any customer information and proprietary trading information of its client accounts). Each party will limit access to Confidential Information to such party's directors, officers, employees and agents, except as FUND may deem necessary to provide to its auditors, attorneys or Directors/Trustees of the investment companies advised by FUND, their auditors or attorneys and administrator.
c.	Each party will promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party's Confidential Information. Confidential Information shall not include any information which:
i.	merely discloses the existence of the consultant/client relationship between FUND and CSA;
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ii.	has come within the public domain through no fault of or action by the receiving party;
iii.	is rightfully available to the receiving party prior to its disclosure hereunder to the receiving party; or
iv.	becomes rightfully available from any third party not under a duty of nondisclosure.
d.	Disclosure of Confidential Information shall not be precluded if disclosure is in response to a valid subpoena or order of a court or other governmental body having jurisdiction over the disclosing party or is otherwise required by law. However, in the event that a party receives such a subpoena or order, the party will notify the other party in advance of responding to the subpoena or order to permit the latter to seek a protective order.
e.	Nothing in this Agreement shall preclude CSA from disclosing Confidential Information to any regulatory body in connection with inquiries regarding CSA’s providing Services.
f.	Each party will comply with all privacy and data protection laws, rules and regulations that are or that may in the future be applicable to the terms of this Agreement. Without limiting the generality of the preceding sentence, each party agrees that it will not use or disclose to any other party any nonpublic personal information that it receives from a financial institution in connection with this Agreement, except in accordance with this Agreement. For purposes of this Section, the terms "nonpublic personal information" and "financial institution" have the meanings set forth in Section 509 of the Gramm-Leach-Bliley Act (P.L. 106-102) (15 U.S.C. Section 6809) (the "Act"). CSA represents that it is a nonaffiliated third party that is excepted from the Notice and Opt Out Requirements pursuant to the Act.

5.	Release; Indemnification; and Limitation of Liability
a.	FUND shall defend and indemnify CSA and its members, officers, directors, employees, representatives, subcontractors and agents (collectively, the "Indemnified Parties") from and against any damage, loss, costs, liability or expense (including reasonable attorneys' fees) based upon any claim arising out of this Agreement except to the extent that it is finally determined that the claim resulted from the willful or intentional misconduct or fraudulent behavior of the Indemnified Party demanding indemnification.
b.	In connection with the indemnification obligations hereunder, the Indemnified Parties shall promptly notify FUND of such claim, provided that failure to give such notice shall not relieve FUND of its obligations hereunder except to the extent it shall have been prejudiced by such failure.
c.	Each Indemnified Party shall have the right to conduct and control, through counsel of their choosing and at the expense of the FUND, the defense, compromise or settlement of any third
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person claim, and FUND shall cooperate with the defense of the Indemnified Party, provided that the Indemnified Party shall not, without the written consent of FUND (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim.

d.	As a matter of risk management, CSA and FUND agree that it is reasonable and necessary to limit the extent to which CSA will bear liability under certain circumstances. Accordingly, in no event shall CSA be liable to FUND, whether a claim be in tort, contract or otherwise:
i.	for any amount in excess of the total professional fees paid by FUND in the current calendar year the claim is made to CSA under this Agreement; or
ii.	for any claims for consequential, indirect, lost profit or similar damages and related costs and expenses (including attorneys' fees) relating to CSA's services provided under this Agreement.

6.	No Third Party Beneficiaries

Except as to Indemnified Parties, this Agreement is not intended to and does not confer upon any person or entity any right or remedy other than as expressly provided herein.

7.	Term; Termination
a.	The term of this Agreement is effective for one year beginning on the date of the Agreement and shall automatically be renewed for one successive one year term thereafter, unless earlier terminated in accordance with the provisions of this Agreement.
b.	This Agreement may be terminated upon sixty days written notice by either party; provided however, CSA may terminate this upon ten days written notice, if CSA comes to believe that FUND is in violation of law, rule or regulation or engaging in conduct or practices, which in CSA’s judgment, may expose CSA to potential civil or criminal liability and FUND has not promptly taken appropriate remedial action after notice to FUND by CSA.
c.	Upon termination, FUND shall be responsible for the payment of fees set forth in this Agreement on a pro-rata basis to the date of termination.
d.	The provisions of Sections 4, 5 and 6 shall survive any termination of this Agreement indefinitely.

8.	Non-Solicitation
a.	FUND and each CSA agree that each will not, directly or indirectly, for a period commencing on the date hereof and ending two years following the expiration of this Agreement, without the prior written consent of other party, solicit, or cause or authorize to be solicited for employment
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any persons who, at any point during the term of this Agreement, were employees of a party to this agreement or its affiliates, nor will either party to this agreement solicit or encourage any such persons to terminate their employment relationship with the other party to this agreement or its affiliates.

b.	In the event a party breaches Section 8(a) above, the party shall pay as liquidated damages a fee equal to the first year’s total compensation to compensate the other party for the costs of recruitment and training of the hired employee or a replacement. The payment shall be made upon hiring with any adjustments to be made when they are capable of calculation.

9.	Miscellaneous

a.       Use of Terms. Where the context requires, use of the singular or plural shall include the other. References to “day” or “days” in this Agreement shall mean calendar day or days.

b.       Further Action. Each of the parties hereto shall use such party's reasonable best efforts to take such actions as may be necessary or reasonably requested by another party hereto to carry out and consummate the transactions contemplated by this Agreement.

c.       Amendment; Modification. This Agreement may not be amended or modified except by a written instrument executed by all parties hereto. Emails shall not constitute a modification.

d.       Waiver of Breach. The waiver by a party of a material breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent material breach by a party. The failure of a party to insist upon strict adherence to any provision of this Agreement shall not constitute a waiver or thereafter deprive such party of the right to insist upon strict adherence.

e.       Assignment. Neither party may transfer, sell, encumber, or assign any of its rights or obligations hereunder in whole or in part without the express written consent of the other party, except to a wholly-owned subsidiary and the party agrees in writing to guarantee the performance obligations of the assignee.

f.        Complete Agreement. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (oral and written) among the parties with respect thereto.

g.       Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

h.       Severability. If any provision of this Agreement is deemed to be unenforceable or invalid, then that provision shall be deemed severed from this Agreement and the rest of this Agreement shall be binding upon the parties.

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i.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

j.        Headings. Headings to sections herein are for the convenience of the parties only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

k.       Governing Law and Jurisdiction. The parties agree that this Agreement shall be governed by, and construed in accordance with the internal laws of the State of New York in all respects, including all matters of construction, validity and performance, without regard to the choice of law provisions thereof.

l.        Dispute Resolution. The parties agree to resolve any dispute by binding arbitration conducted in the offices of the American Arbitration Association (“AAA”) in New York City, New York, before a single neutral arbitrator, selected by both parties, subject to the rules and procedures of the AAA governing arbitration. Each party shall bear its own costs and attorney fees. Fees and costs not attributable to one party shall be shared equally by the parties to the arbitration proceeding. The decision of the arbitrator shall be final and binding upon all parties to the disputed claim. The decision may be reduced to judgment and enforced in any court of competent jurisdiction. Demand for arbitration shall be forever barred unless made within one year from the date when the alleged dispute arose, and shall be made by written notice given to the other party.

m.     Expenses. Each of the parties hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

n.       Notices. All notices required or desired to be given under this Agreement must be in writing and may be sent by e-mail, mail, telegram, or facsimile, and will be deemed given by e-mail, mail, telegram, or facsimile on the date delivered to the recipient at the address set forth below for such party (or to such other address as the party entitled to notice hereafter notifies the other party in accordance with the terms hereof).

•	If to CSA: If to FUND: Thaddeus Leszczynski Eric Rubin, President

Compliance Solutions Associates LLC Uncommon Investment Funds Trust

126 Indian Hill Road 9055 E Mineral Ci

Bedford, NY 10506 Centennial, CO 80112

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

Compliance Solutions Associates LLC

By: __________________________

Thaddeus Leszczynski

Member

Uncommon Investment Funds Trust

By: __________________________

Eric Rubin, President

Accepted and Agreed:

Uncommon Portfolio Design, Inc. has agreed to pay all routine operating expenses of the Trust including the fees and expenses of Compliance Solutions Associates LLC as set forth in this Agreement and attached Schedule B. The payment of fees and expenses of Compliance Solutions Associates LLC shall be the obligation and responsibility of Uncommon Portfolio Design, Inc. and not the Trust.

Uncommon Portfolio Design, Inc

By:

_____________________________

Eric Rubin, President

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SCHEDULE A-SCOPE OF SERVICES

Compliance Solutions Associates LLC (“CSA”) will provide services necessary for Uncommon Investment Funds Trust (“FUND”) to comply with Rule 38a-1 of the Investment Company Act of 1940, as amended (“1940 Act”). CSA will designate Thaddeus Leszczynski to serve as the Chief Compliance Officer (“CCO”). In such capacity, CSA and the designated CCO will perform the administration, oversight and monitoring functions of the FUND’s compliance program. The compliance program, which will be approved by the FUND’s Board of Trustees, will include policies and procedures to cover the FUND’s compliance with the federal securities laws as described in Rule 38a-1. In connection with the above, the CCO shall:

•	Review and administer on an ongoing basis the FUND’s compliance policies and procedures and report periodically (but no less frequently than quarterly) thereon to the Board;
•	Conduct periodic reviews of the FUND’s compliance policies and procedures, and recommend to the FUND’s Board such changes as the CCO believes necessary or appropriate in order to keep the FUND’s policies and procedures effective and consistent with any new or changed laws, rules or regulations, best practice recommendations and other guidelines that may be appropriate;
•	Review no less frequently than annually the adequacy of the FUND’s compliance policies and the effectiveness of their implementation;
•	Apprise the board promptly of any Material Compliance Matter (as defined in Rule 38a-1) affecting the FUND;
•	Design testing methods for the FUND’s compliance policies and procedures;
•	Perform and document periodic testing of key control procedures (as appropriate in the circumstances), including reviewing reports, investigating exceptions, and making inquiries of FUND management and personnel;
•	Provide training in compliance policies and procedures to FUND personnel, and provide updates to the FUND’s policies and procedures as necessary and in any event not less than annually;
•	Make inquiries to, and receive representations from, certain of the FUND’s agents, officers, and employees as well as third party service providers with whom the FUND has dealings or agreements;
•	Review SOC 1 and 2 reports for service providers for which they are available;
•	Visit certain service providers no less frequently than annually and;
•	On a quarterly basis, participate in board meetings, and no less frequently than annually, meet separately with the FUND’s independent Trustees.

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SCHEDULE B-FEES

Fees are based on an estimate of the time necessary to execute the role of Chief Compliance Officer. Fees will be billed monthly and payable in advance. Our fees will be $120,000 annually, payable equal monthly installments. for the active Portfolios of the FUND up to a total of 5 active Portfolios.

Out-of-pocket expenses will be billed separately on a monthly basis or as incurred, and will be discussed with and approved by FUND management in advance. Such expenses will be primarily in connection with site visits to service providers to the FUND that are deemed necessary to effectively execute the CCO function.

Should services in addition to those noted in this proposal be needed or desired, we will be happy to provide an estimate of such services at that time.

Should services in addition to those noted in this proposal be needed or desired, we will be happy to provide an estimate of such services at that time. Our current billing rates are as follows:

•	$400 per hour for Principal/Senior Associate
•	$200 per hour for Associate

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SCHEDULE C-AUTHORIZED OFFICERS

Items requiring prior written approval may be authorized and approved only by one of the following officers of the FUND:

•	Eric Rubin – President and Treasurer

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